Exhibit 10.12

United Overseas Bank Limited HEAD OFFICE 80 Raffles Place UOB Plaza Singapore 048624 Tel (65) 6533 9898 Fax (65) 6534 2334 uobgroup.com CO Reg No.193500026Z

Ref.	:	NEW/21/0-00000901/003/SC/sdy

22 October 2021

CUSTOMER’S COPY

PRIVATE & CONFIDENTIAL

LRS-Premium Pte. Ltd.

6 Woodlands Walk

Singapore 738398

Dear Sirs,

BANKING FACILITIES

We (“the Bank”) are pleased to offer you the following banking facilities for your use subject to the terms and conditions stated herein and in the Standard Terms and Conditions Governing Banking Facilities (“the Standard Terms”), annexed to this Facility Letter. The terms and conditions herein shall prevail over those in the Standard Terms if there is any inconsistency between them.

1.	LINE OF CREDIT

S$2,700,000-00 :	Singapore Dollars Two Million And Seven Hundred Thousand Only

Within Line

(Property Development Financing in relation to 21 Chin Bee Avenue Singapore 619942)

S$2,700,000-00 :	For Construction Loan (“TL-CL”).

Interest Rate

Interest shall be charged at:-

(i)	2.00% per annum over the Bank’s Cost of Funds as determined by the Bank on the day of transaction, (“Prescribed Rate”); or

(ii)	at such other rate at the sole discretion of the Bank

for an interest period of 1, 3 or 6 months.

2.	SECURITIES

The banking facilities and all moneys and liabilities (whether actual, contingent or otherwise) owing or payable by you from time to time shall be secured by the following in form and substance satisfactory to the Bank:-

2.1	First Legal Mortgage (Open) to be executed over 21 Chin Bee Avenue Singapore 619942 (“the Property”) and the proposed development to be erected thereon into a 3- storey building with a roof level (“the Proposed Development”).

Ref.	:	NEW/21/0-00000901/003/SC/sdy

2.2	Legal Assignment to be executed of all rights, title and interests in the construction contract, insurance policies, performance bonds (if any), tenancy agreements and sale and purchase agreements in respect of the Proposed Development.

2.3	Legal Assignment of Rental Proceeds / Charge over Rental Account to be executed of all current and future rental income from the Property. Notice of assignment shall be served on the tenants at any time at the Bank’s discretion.

2.4	Joint and Several Guarantee (Unlimited) to be executed by Tong Teck Chye (NRIC No. S7936074J), Gao Lianquan (NRIC No. S7770623B) and Liu Sijian (NRIC No. S8430559F).

We enclose herewith the Bank’s standard Guarantee form(s) to be duly signed by the Guarantor(s) before a witness who may be an Advocate and Solicitor/ Certified Public Accountant/ Commissioner for Oaths/ Notary Public/ Company Secretary.

2.5	Corporate Guarantee (Unlimited) to be executed by Premium Catering Private Ltd. (201207882E) (“Corporate Guarantor”) and to be supported by a certified extract of its Board Resolution and if required, a certified extract of its Shareholders’ Resolution authorising the execution of the Corporate Guarantee.

In this connection, we enclose herewith the Bank’s standard Guarantee form(s) to be duly executed under Common Seal.

2.6	Your shareholders’ undertaking to complete the Proposed Development according to the predetermined schedule set out herein and to bear all cost over-runs and provide the cash required to meet the balance of the development costs not financed by the Bank including the cost of bank interests and professional fees as long as the banking facilities are outstanding.

The Securities provided under this Facility Letter shall also secure all other moneys owing by you to the Bank from time to time including but not limited to all credit card liabilities.

3.	AVAILABILITY /CONDITIONS PRECEDENT

The line of credit is available for drawdown subject to the following conditions precedent and the conditions precedent set out for the TL-CL being fulfilled to the Bank’s satisfaction, and the Bank’s receipt of documents in form and substance acceptable to the Bank:-

3.1	Delivery to the Bank of:-

(a)	your latest Constitution, certified as a true copy by any director or company secretary or such person acceptable to the Bank; and

(b)	an extract of your Board Resolution in form and substance satisfactory to the Bank, certified as true copies by two directors or by a director and the company secretary unless your Constitution provide for certification by a director or the company secretary singly.

Ref.	:	NEW/21/0-00000901/003/SC/sdy

3.2	Confirmation from the Bank’s lawyers that (a) you have unencumbered title to the Property, (b) the results of legal requisitions and other searches on title are satisfactory, and (c) the security documents are in order.

3.3	The security documents shall have been signed and completed in form and substance satisfactory to the Bank and registered with the appropriate authority.

3.4	The Bank shall have received a valuation report by a professional valuer acceptable to the Bank confirming that:

(i)	the current market value of the Property is not less than S$1,500,000-00; and

(ii)	the gross development value of the Property is not less than S$4,850,000-00 upon completion of the development.

The costs of valuation will be borne by you.

3.5	The Bank shall have received evidence that the mortgage over the Property and charges over other assets, if any, have been registered under the Companies Act (Cap. 50).

3.6	The Bank shall have received the original insurance policy endorsed in the Bank’s favour for the Property.

3.7	Such other documents and/or conditions precedent as the Bank may require.

4.	TERMS APPLICABLE TO PROPERTY DEVELOPMENT FINANCING IN RELATION TO 21 CHIN BEE AVENUE SINGAPORE 619942

4.1	Purpose & Amount

The TL-CL or up to 60% of the construction cost (excluding GST and professional fees) whichever is lower shall be used to part finance the Proposed Development.

4.2	Availability Period

Subject to your compliance with the terms and conditions herein, the TL-CL shall be available for drawdown up to 6 months from date of issue of the Temporary Occupation Permit or 31 May 2023, whichever is earlier (“Availability Period”). Any extension of the Availability Period shall be at the Bank’s discretion.

4.3	Preconditions to Disbursement

The TL-CL is available for drawdown subject to the following conditions precedent being fulfilled to the Bank’s satisfaction, and the Bank’s receipt of documents in form and substance acceptable to the Bank:-

(i)	Notice of Grant of Written Permission (or Provisional Permit) from all relevant authorities to proceed with the Project. shall have been issued by the competent authority for the Proposed Development. The availability of the TL-CL is also subject to your submission to the Bank of any Extension or Further Extensions of the Written Permission granted to you.

Ref.	:	NEW/21/0-00000901/003/SC/sdy

(ii)	Building and Construction Authority (BCA) approval for the Building Plan and Permit to carry out Building Work shall have been issued.

(iii)	Evidence that the Development Charge (if any) in respect of the Proposed Development shall have been fully paid.

(iv)	Evidence that the main contract for construction works (excluding professional fees and GST) is not more than S$4,500,000-00.

(v)	Any cost overrun shall be fully borne by you or your shareholders. Cost overrun means the amount equal to the difference between the actual total amount required to complete the Proposed Development as determined by the Bank and S$4,500,000-00.

(vi)	Written Confirmation from the relevant authority that allowable gross plot ratio is not less than 1.03 times.

(vii)	Evidence that the difference between total construction cost and the TL-CL has been fully borne by you.

(viii)	Completion of the Assignment of the Contractor’s All Risk Insurance Policy to the Bank as security.

(ix)	Certified true copies of letters of appointment of the main contractor, architect(s) and other qualified persons and professional consultant.

(x)	Certified true copy of Architect’s confirmation that the gross floor area (GFA) of the Proposed Development is not less than 2,744.86 square metre.

(xi)	Your drawdown notice attaching certified true copy of suppliers’ tax invoice and supported by certified true copy of Architect’s certification (where applicable).

(xii)	In the event of a cost overrun as certified by the Architect / Quantity Surveyor acceptable to us, the Bank reserve the right to cease funding the project until the cost overrun has been paid by the Obligors with such payments of cost overrun evidenced by documents acceptable to the Bank.

4.4	Drawdown

4.4.1	The TL-CL shall be available for drawdown by you at anytime during the relevant “Availability Period” described above by giving the Bank 3 business days’ prior written notice.

4.4.2	The TL-CL shall be drawndown/disbursed progressively subject to a minimum of S$100,000-00 per drawdown, against 100% of the value of work done (excluding professional fees and GST) as evidenced by the Architect’s Certificates and/or other acceptable bills and receipts relating to the Proposed Development subject to you first paying the difference between total construction cost and the TL-CL.

4.4.3	You shall give instruction to the Bank (in your drawdown notice) to debit the amount payable by you from a specified current account with the Bank which you would fund to facilitate full payment of invoices to supplier/contractor.

Ref.	:	NEW/21/0-00000901/003/SC/sdy

4.4.4	No disbursement of or reimbursement from the TL-CL to you is allowed.

4.4.5

Each drawing shall have an interest period of 1, 3 or 6 months as may be mutually agreed with the Bank. The last day of each interest period of a drawing shall be referred to as the “Interest Period Fixing Date”.

4.4.6	On the Interest Period Fixing Date of each drawing, you may select the interest period for the drawing for another term of 1, 3 or 6 months provided that the Interest Period Fixing Date for such drawing under TL-CL shall not exceed the Final Maturity Date defined below.

If the Bank does not receive your selection of interest period of any drawing or if your selection of interest period is not received in time, the Bank may, in its absolute discretion, select the interest period for such drawing.

4.5	Repayment

4.5.1	Interest shall be payable in arrears every month commencing one month fom the date of first drawdown of the TL-CL up to the end of the Availability Period (“Interest Servicing Period”).

4.5.2	Thereafter upon expiry of the Interest Servicing Period, the TL-CL shall be repaid over monthly instalments (comprising principal and interest), based on the interest rate(s) set out above.

The first of such monthly instalments (comprising principal and interest) shall be payable 1 month after the expiry of the Interest Servicing Period.

The sum of the monthly instalments payable will be revised if there is a change in the interest rate.

All drawings and accrued interest (if any) under the TL-CL shall be fully repaid within 138 months from the date of first drawdown or on 31 May 2033 or 10 years from the end of the Availability Period whichever is the earliest (“Final Maturity Date”).

4.5.3	All repayments shall be in the currency of the drawing and made on the Interest Period Fixing Date of the drawing. If the Interest Period Fixing Date is not a business day, payment shall be made on the next business day. If the Interest Period Fixing Date of the drawing extends beyond the Final Maturity Date, it shall end on the Final Maturity Date.

4.5.4	All principal and interest payments shall be debited to your account on the date(s) due for payment, notwithstanding that such debiting may cause your account to be overdrawn.

4.6	Prepayment

4.6.1	Prepayment(s) of the TL-CL in full or in part is permitted subject to:

(i)	payment of all break-funding costs and loss incurred and/or suffered by the Bank as a result of the prepayment; and

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(ii)	payment of a fee of 1.50% flat on the amount prepaid if the TL-CL is prepaid in part or in full within 60 months from the first drawdown date of the TL-CL; and

(iii)	the Bank receiving 1 month’s prior written notice of prepayment or 1 month’s interest in lieu of notice in respect of a partial prepayment or 2 months’ prior written notice or 2 months’ interest in lieu of notice in respect of a prepayment in full. Partial prepayments shall only be made in multiples of S$10,000-00.

4.6.2	The TL-CL or such part thereof which is prepaid in full or in part, cannot be redrawn or reborrowed. Any amount prepaid shall be applied towards the reduction of the principal amount outstanding in the inverse order of maturity.

4.7	Cancellation Fee

Any undrawn TL-CL shall be automatically cancelled at the end of the Availability Period and all TL-CL that is undrawn or cancelled shall be subject to a cancellation fee of 1.50%.

Notwithstanding the above, in the event that total construction cost (excluding professional fees and GST) is less than S$4,500,000-00, the TL-CL limit shall be reduced to 60% of the total construction cost (excluding professional fees and GST) and shall be deemed as cancelled without cancellation fee.

5.	COVENANTS

(a)	You will at your own costs and expense, submit the application for and obtain all necessary planning and building approvals for the Proposed Development and will produce evidence thereof to the Bank’s satisfaction;

(b)	You shall comply with all the terms and conditions specified or contained in the planning and building approvals and observe all terms and conditions on which the same are issued;

(c)	You will comply with the following construction schedule:

●	to commence construction of the Proposed Development no later than 30 November 2021;

●	to procure that the Temporary Occupation Permit in respect of the Proposed Development is issued no later than 30 November 2022; and

●	to obtain Certificate of Statutory Completion within 1 year from date of Temporary Occupation Permit (“TOP”).

(d)	Immediately upon obtaining the necessary planning and building approvals for the Proposed Development, you will proceed expeditiously and diligently with the completion of the Proposed Development in conformity with the provisions of all laws and directives and the requirements of all competent authorities and in accordance with the approved plans and specifications;

(e)	You will not vary alter or cause to be varied or altered the approved plans and specifications relating to the Proposed Development without first obtaining the written consent of the Bank;

Ref.	:	NEW/21/0-00000901/003/SC/sdy

(f)	Subject to paragraph (e) hereof you will submit all variations amendments or changes to the approved plans and specifications to the Bank within 14 days of the same being approved by the relevant authorities;

(g)	You shall inform the Bank immediately of any change in the contractor, architect, engineer and other professional consultants engaged for the Proposed Development;

(h)	You shall permit the Bank and/or its agent to enter into and upon the mortgaged property and inspect the progress of work of the Proposed Development or the state and condition of the mortgaged property and you will be responsible for and shall on demand by the Bank pay all fees and expenses incurred by the Bank when carrying out any inspection as aforesaid;

(i)	You will bear all cost over-runs and provide the cash required to meet the balance of the development cost not financed by the Bank including the cost of bank interests and professional fees;

(j)	You will give the Bank, on a semi-annual basis and as and when required, reports on the construction progress of the Proposed Development in a form acceptable to the Bank showing the percentage of completion of the construction, the relevant stage of construction, the remaining cost required to complete the Proposed Development, the breakdown of professional fees and building costs and such other information as the Bank may require;

(k)	You shall immediately inform the Bank of the issuance of any temporary occupation permit in respect of the Proposed Development and forthwith upon issue shall supply the Bank with copies thereof;

(l)	You shall not assign any of your titles, rights, interests and benefits under the performance bonds, construction contracts, insurance policies, sale and purchase agreements and/or lease or tenancy agreements in respect of the units comprised in the Proposed Development except in the Bank’s favour and you shall, at the Bank’s request, assign all these titles, rights, interests and benefits to the Bank as additional security for the banking facilities and in this connection you shall appoint the Bank as your attorney to execute and deliver the necessary Deeds of Assignment in the form required by the Bank; and

(m)	So long as any sum remains or may be outstanding under the banking facilities, there shall be no direct or indirect change of control in the shareholding or management of your company, as determined by the Bank in its absolute discretion. In the event of a change, prior written consent from the Bank shall be required and the Bank shall be entitled to impose such terms and conditions as it deems fit, including the levying of a charge equivalent to the prepayment fee or such other amount as may be advised by the Bank.

(n)	You shall procure that the Corporate Guarantor shall forward to the Bank its audited annual financial reports immediately upon receipt from their auditors for each financial year.

Ref.	:	NEW/21/0-00000901/003/SC/sdy

(o)	You shall provide evidence that JTC’s investment criteria of at least S$1,850,000-00 on the property at PTE LOT A7001723 at 21 Chin Bee Avenue Singapore 619942 is fulfilled and submitted to JTC by 14 July 2024, failing which the Bank has the right to recall/reduce/revise the facilities extended.

Any breach of the above covenants shall constitute an additional event of default set out in the Standard Terms. In the event of non-compliance with the above construction schedule, the Bank may in its absolute discretion withhold the disbursement of the TL-CL or any part thereof without prejudice to its right to declare the breach of covenant an event of default.

6.	SECURITY MARGIN

Without prejudice to Clause 5 of the Bank’s Standard Terms and Conditions Governing Banking Facilities, the total outstanding or the limit of the banking facilities shall not at any time exceed 60% of the gross development value of the Property, otherwise you will have to top up by providing additional collateral acceptable to the Bank and/or reduce the outstanding or facility limit within such period as the Bank may in its absolute discretion determine and notify to you.

The Bank may in its absolute discretion value the Property and any other securities held by the Bank and it reserves the right to call for valuation thereof at any time and such valuation shall be final and conclusive. All expenses, fees and charges incurred shall be borne by you.

7.	FIRE INSURANCE

You shall insure the Properties with United Overseas Insurance Limited (“UOI”) (subject to UOI’s acceptance of the risk) or such other insurance company approved by the Bank, against such risks and for such amount and on such terms as the Bank may require. Accordingly, please find enclosed herewith, UOI’s application form for insurance for your execution and return to us. As the Bank will incur increased costs in following up on insurance for such Properties that are not insured with UOI, you shall pay the Bank an administrative fee of S$200-00 per year (or such other amount the Bank may specify from time to time) for each such non-UOI insurance policy with respect to such Properties to compensate for such increased costs. The Bank may deduct such fee(s) from any of your accounts.

You shall keep the Bank informed of any renovation/refurbishment works to be done to the Properties (“the Works”). In the event the Works are to be proceeded with, you shall, in addition to the insurance policy referred to above, take up and maintain a Contractor’s All-Risk Policy for the Works (“CAR Policy”) with UOI (subject to UOI’s acceptance of the risk), or such other insurance company approved by the Bank, against such risks and for such amount and on such terms as the Bank may require.

All insurance policies must contain mortgagee, non-cancellation and loss payable clauses and shall be endorsed in the Bank’s favour, and shall be renewed and remain in full force at all times, and shall not be amended without the prior written approval of the Bank. The originals of the insurance policies must be lodged with the Bank to evidence continuity of insurance.

Ref.	:	NEW/21/0-00000901/003/SC/sdy

You irrevocably authorise the Bank to forward your application for insurance on your behalf and to disclose to the insurance company any information whatsoever about yourself and the security for any purpose in connection with the insurance policies. Although the Bank will forward your application for insurance on your behalf to UOI for their consideration, please note that you remain solely responsible for effecting the necessary insurance coverage.

If the Bank does not receive satisfactory evidence that you have obtained the necessary insurance, the Bank shall be entitled (but not obliged) to arrange for insurance cover and to debit any of your account(s) for payment of the insurance premium due from time to time.

8.	PROPERTY USAGE

(i)	You shall at all times use and occupy the Property for your own business use and/or investment and for no other purpose except with the prior written consent of the Bank.

(ii)	Where the Property is for owner-occupation or investment, for so long as the banking facilities are still outstanding with the Bank, you shall seek the Bank’s prior written consent before you rent out, sublet, license or part with possession of the Property or any part thereof, failing which the Bank shall have the right to recall, cancel and/or vary the terms of the banking facilities without notice to you. You shall give the Bank a copy of the proposed tenancy agreement for the Bank’s consideration.

9.	TENANCY

You shall not sell, transfer, lease, let, license or part with possession of the mortgaged property or any part thereof without the prior written consent of the Bank which may be given on such terms as the Bank shall think fit.

10.	NEGATIVE PLEDGE

You shall not, without the Bank’s prior written consent, create or permit to arise or subsist any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or any other encumbrance whatsoever over any of your properties and assets or any part thereof both present and future, whatsoever and wheresoever situate or factor any of your accounts receivables, except in favour of the Bank.

11.	ABORTIVE FEE

If, after acceptance of this Facility Letter the banking facilities set out in this Facility Letter are aborted before the line of credit is available for drawdown, you shall pay an abortive fee of 1.50% on the total limit of these banking facilities.

Ref.	:	NEW/21/0-00000901/003/SC/sdy

12.	FACILITY FEE

A non-refundable facility fee of S$13,500-00 is payable upon acceptance of this Facility Letter and shall be debited from your current account maintained with the Bank or such other mode acceptable to the Bank.

13.	ANNUAL FEE

An annual fee of S$1,000-00 (or such other amount as the Bank may specify from time to time) shall be payable on each anniversary of your acceptance of this Facility Letter. The annual fee shall be debited from any of your accounts with the Bank notwithstanding that such debiting may cause such account(s) to be overdrawn. This annual fee is payable as long as the Bank continues to extend banking facilities to you.

14.	RIGHT OF FIRST REFUSAL

The Bank shall have first right of refusal to finance the required Declared Investment of S$1,850,000-00 (as stated in the JTC offer for further lease of JTC land known as PTE LOT A7001723 at 21 Chin Bee Avenue Singapore 619942).

15.	OTHER TERMS & CONDITIONS

(i)	Operating Account, Cash Management Activities and Banking Transactions

You shall maintain at least an operating account (the “Account”) with the Bank for the purposes of all your banking transactions for so long as any sum remains owing or unpaid under the banking facilities. You will:-

(a)	utilize the services provided by the Bank in connection with the Account and conduct your banking transactions through the Bank using the Account; and

(b)	channel all your cash management activities and banking transactions (including, but not limited to, transactions pursuant to treasury requirements, payments and collections, trade collections and export letters of credit), and the cash balances that come with it, to the Bank.

(ii)	Bank’s Right of Review

Notwithstanding anything herein, the banking facilities and covenants (if any) are subject to review by the Bank at any time at the Bank’s absolute discretion.

In this connection, you shall (and shall procure that the Corporate Guarantor (if any) shall) forward to the Bank the audited annual financial reports immediately upon receipt from the auditors for each financial year.

Upon any review of the banking facilities and covenants (if any), the Bank shall have the right at the Bank’s absolute discretion to vary, modify, terminate, reduce, suspend or cancel any of the banking facilities and/or to demand immediate repayment of all moneys and liabilities owing to the Bank under the banking facilities (whether actual, contingent or otherwise).

Ref.	:	NEW/21/0-00000901/003/SC/sdy

Provided that the Bank will not demand immediate repayment of the TL-CL unless otherwise provided in this Facility Letter, or the Standard Terms or if there is a breach of any term or condition of any document executed (whether for the provision of security or otherwise) in connection with or arising from this Facility Letter.

(iii)	Redemption/Discharge of Securities

Notwithstanding anything to the contrary (including the Bank’s Right of Review clause(s) in any Facility Letters), the Bank shall have a right to review all banking facilities granted to you upon any redemption of mortgaged properties or discharge of Securities granted to the Bank.

(iv)	For the avoidance of doubt, the Bank may impose such terms and conditions and/or levy such fees as it deems fit for any consent and/or waiver sought from the Bank in relation to any of the terms and conditions of the banking facilities.

(v)	Notwithstanding this Facility Letter, the Bank may, at its sole discretion, require that you execute a further facility agreement or such other agreements at your own expense, in form and substance satisfactory to the Bank, and/or do all such assurances, acts and/or things as the Bank may require from time to time to give effect to the provisions of this Facility Letter.

If the terms and conditions of this Facility Letter are acceptable to you, please confirm your acceptance by delivering to the Bank:-

(i)	the duplicate of this Facility Letter with the acceptance portion duly signed by your authorized signatory(ies);

(ii)	an up-to-date copy of your Constitution certified as a true copy by any director or company secretary or such person acceptable to the Bank;

(iii)	an extract of your Board Resolution (a sample resolution is attached hereto for your adoption) certified as a true copy by two directors or by a director and the company secretary unless your Constitution provide for certification by a director or the company secretary singly;

(iv)	extract(s) of the Board Resolution and/or Shareholders’ Resolution of Premium Catering Private Ltd. (sample draft resolutions are attached hereto for your adoption), certified as true copy(ies) by two directors or by a director and the company secretary unless their Constitution provide for certification by a director or the company secretary singly; and

(v)	an up-to-date copy of Premium Catering Private Ltd.’s Constitution, certified as a true copy by any director or company secretary or such person acceptable to the Bank;

all within 14 days from the date hereof, failing which this offer shall lapse, unless otherwise agreed by the Bank.

If you require any clarification, please call your Business Manager, Alex Tan Jun Rui at 65395684.

Ref.	:	NEW/21/0-00000901/003/SC/sdy

We are pleased to be of service to you.

Yours faithfully

for United Overseas Bank Limited

Catherine Tan Saw Ching

Executive Director

Industry Group Head

Commercial Banking Sector

NOTICE ON CHANGES TO INTEREST RATE BENCHMARKS (the “Notice”)

Enclosed herewith is a copy of the Notice which is for your information only. It is to inform you of upcoming changes to interbank offered rates (IBORs) such as London Interbank Offered Rate (LIBOR) and certain other interest rate benchmarks such as Singapore Interbank Offered Rate (SIBOR).

Kindly note that the Notice does not form part of the terms and conditions governing the banking facilities granted by the Bank to you, as detailed above.

Ref.	:	NEW/21/0-00000901/003/SC/sdy

ACCEPTANCE

To:	UNITED OVERSEAS BANK LIMITED

1.	We hereby accept your above offer of banking facilities and acknowledge receipt of a copy of the Standard Terms and Conditions Governing Banking Facilities (ref: CR-133.2 (R8.21)).

2.	We hereby consent to the Bank’s disclosure of any information whatsoever concerning any matter or transaction in relation to any banking facility from time to time granted by the Bank, any security relating thereto and any information whatsoever regarding our accounts or affairs in accordance with the Bank’s right of disclosure provided in this Facility Letter and the Standard Terms.

3.	We enclose herewith a certified true extract of our Board Resolution accepting the above offer, as well as an up-to-date copy of our Constitution, certified as a true copy.

4.	We also enclose herewith extract(s) of the Board Resolution and/or Shareholders’ Resolution of Premium Catering Private Ltd. and an up-to-date copy of their Constitution, certified as true copies.

5.	We authorise the Bank to debit all commissions, costs, fees, charges and expenses (including but not limited to instalment payments, capital repayments and interest thereon) from our account no. _______________or any other account(s) which we have or may have with the Bank.

6.	Our Solicitor is ___________________________

Signed for and on behalf of LRS-Premium Pte. Ltd.
Date:

STANDARD TERMS AND CONDITIONS GOVERNING BANKING FACILITIES

A	GENERAL TERMS AND CONDITIONS

1.	IMPLEMENTATION/REVIEW

The advances or loans, credit or other financial or banking facilities (committed or uncommitted), accommodation,financial assistance or services (the “facilities”) can be utilised or drawn-down only on completion of all facility and security documentation (in form and substance satisfactory to the Bank) and fulfilment of such conditions precedent as the Bank may require. The Bank has the right to implement only a part of the facilities and/or change the terms of the usage of the facilities from time to time.

Where the purchase of property is financed, no part of the facilities shall be disbursed until you have paid the difference between the purchase price less all rebates, if any, from the seller and the facilities amount, the relevant stamp fees and tax charges, and fulfilled such other conditions as the Bank may require.

The facilities are granted to you subject to no adverse findings from the Bank’s due diligence which may be performed from time to time on you, your connected persons and the respective businesses. If the findings are adverse, the Bank shall have the right to terminate all facilities granted.

2.	INTEREST

All interest (including additional interest\ on the facilities shall be calculated based on a 365 day or 360 day year depending on the currency and the actual number of days elapsed or on such other day count basis selected by the Bank, with such periodic rests as the Bank may specify. Interest rates on any amount payable under the facilities or on any amount not paid on due dates or overdrawn in excess of the approved limit may be varied by the Bank from time to time in its absolute discretion. The contractual interest is payable both before and after judgment.

New Interest Rate on Market Disruption

When a Market Disruption Event (as defined below) occurs, the Bank shall determine a new interest rate for the facilities. The new rate of interest chargeable shall take effect on the date the Bank deems the Market Disruption Event to have occurred and the Bank may (but shall not be obliged to) notify you in advance of the new rate of interest chargeable.

A “Market Disruption Event’’ shall be deemed to have occurred when the Bank determines that, for whatever reason, adequate and reasonable means do not exist for ascertaining or fixing the rate of interest applicable to the facilities or the Bank is unable or it is impracticable for the Bank to obtain sufficient deposits in the relevant market to fund any part of the facilities, or the cost to the Bank of obtaining matching deposits in the relevant market is in excess of the Bank’s cost of funding, or the cost to the Bank of funding an advance or credit under a facility from whatever source it may select would be in excess of the rate of interest applicable to that facility, or when any benchmark rate, reference rate or base lending rate or rate of interest (calculated based on the formula or definition of relevant terms stated in the Facility Letter or any facility letter or agreement) is unavailable, zero or negative.

2A.	MODIFICATION AND/OR DISCONTINUATION OF CERTAIN INTEREST RATE BENCHMARKS

2A.1	Right to Change the Benchmark Rate or Reference Rate (as applicable)

Without prejudice to other rights that the Bank may have in the Facility Letter or any facility letter or agreement, the Bank shall have the right (but not the obligation) at any time and from time to time without prior notice, to change the benchmark rate or reference rate as applicable) for a relevant currency following a public announcement from a Relevant Nominating Body which, announces or would lead to, either the cessation or indefinite discontinuation of a benchmark rate or reference rate (as applicable) (whether in relation to (a) one or more tenors or (b) one or more currencies) or a benchmark rate or reference rate (as applicable) (whether in relation to (a) one or more tenors or (b) one or more currencies) being unsuitable or unavailable for use (whether the public announcement was made before, on, or after the date of this Agreement) (an “event” for purposes of this clause 2A), including but not limited to amendments:

(a)	effecting a “rate switch” involving switching such benchmark rate or reference rate (as applicable) for any facility, loan or unpaid sum denominated in such currency to a replacement rate based on another benchmark intended to replace the original benchmark rate or reference rate (as applicable), whereby the rate of interest is the percentage rate per annum which is the aggregate of (i) the applicable margin and (ii) a replacement benchmark rate or reference rate (as applicable) comprising (y) a rate (Whether calculated using a simple or compounded average methodology or any other calculation methodology selected by the Bank) based on another benchmark rate or reference rate (as applicable) intended to replace the original benchmark rate or reference rate (as applicable); and (z) a credit adjustment spread determined by the Bank (taking into account, at its option, any adjustment or method for calculating any adjustment which has been formally designated, nominated or recommended by a Relevant Nominating Body);

(b)	implementing market conventions (where applicable) or such other conventions as the Bank may deem appropriate for such replacement benchmark rate or reference rate (as applicable);

(c)	providing for appropriate fallback (and market disruption) provisions for such replacement benchmark rate or reference rate (as applicable); and/or

(d)	making any consequential changes to enable such replacement benchmark rate or reference rate (as applicable) to be used for the purposes of this Agreement.

For the avoidance of doubt, a public announcement from a Relevant Nominating Body of an event applying to one tenor of a benchmark rate or reference rate (as applicable) will have the effect of triggering the Bank’s right to effect a rate switch in respect of any facility, loan or unpaid sum denominated in the relevant currency although the Bank may choose to effect a rate switch only upon an event applying to one or more of the tenors of a benchmark rate or reference rate (as applicable).

The Bank may obtain any relevant benchmark rate(s) or reference rate(s) (as applicable) from any published or other different sources or apply such generally accepted conventions and/or market practice in the relevant market (or such conventions as the Bank may deem appropriate) to determine the benchmark rate(s) or reference rate(s) (as applicable) for any part of the facilities or substitute any benchmark rate(s) or reference rate(s) (as applicable) with such other rate(s) as the Bank may deem appropriate at any time and from time to time.

In the event the relevant benchmark rate or reference rate (as applicable) in relation to an interest period of a loan or facility shall fall below zero, the benchmark rate or reference rate (as applicable) for determining the interest rate for such interest period shall (without prejudice to, and subject to, the Bank’s right to determine a new interest rate for the facilities following the occurrence of a Market Disruption Event) be deemed to be zero.

2A.2	Revision of Market Convention(s) for Benchmark Rate(s) or Reference Rate(s) (as applicable)

If at any time and from time to time on or after the date of this Agreement, the Bank determines that any of the terms of the facilities are inconsistent with the generally accepted conventions and/or market practice in respect of or relating to the use of any benchmark rate or reference rate (as applicable) as the benchmark rate or reference rate (as applicable) for determining the interest rate for any part of the facilities, the Bank may (Out shall not be obliged to), and to the extent the Bank deems it to be necessary and/or prudent to do so, without prior notice, apply such generally accepted conventions and/or market practice in the relevant market in determining the interest rate for such part of the facilities.

2A.3	Revision to Benchmark Rate(s) or Reference Rate(s) (as applicable)

The Bank shall also have the right (but not the obligation), at any time prior to, upon or following an event, to replace the benchmark rate or reference rate (as applicable) for any facility, loan or unpaid sum denominated in a relevant currency with any other alternative benchmark rate or reference rate (as applicable) selected by the Bank as the benchmark replacement for such facility, loan or unpaid sum, including but not limited to any term or fixed rate and the terms of this clause 2A shall apply mutatis mutandis to such replacement benchmark rate (including its adoption and implementation).

United Overseas Bank Limited HEAD OFFICE 80 Raffles Place UOB Plaza Singapore 048624 Tel (65) 6533 9898 Fax (65) 6534 2334 uobgroup.com CO Reg No.193500026Z

NOTICE ON CHANGES TO INTEREST RATE BENCHMARKS (CORPORATE)

This Notice is for your information only and does not in any way change the terms and conditions governing your relationship with the Bank.

As a customer of United Overseas Bank Limited, its branches and/or subsidiaries (the “Bank”), or as you are about to enter into a product relationship with us (for example a loan, deposit, derivative, foreign exchange transaction, bond, credit facility or other financial product), or as you may trade or enter into a transaction involving one or more of such products with us, we wish to inform you of upcoming changes to the London Interbank Offered Rate (“LIBOR”)1 and certain other interest rate benchmarks that are or may be impacted.

Interest rate benchmarks, such as LIBOR, are widely used to determine a variety of payments (including interest) under many forms of financial products. These interest rate benchmarks have been subject to continuing global regulatory reforms for many years. The Financial Conduct Authority of the United Kingdom (“FCA”) and other regulators are encouraging market participants to cease using LIBOR and to transition to using alternative interest rate benchmarks, particularly nearly risk-free rates (“RFRs”), in replacement of LIBOR.

Certain other interbank offered rates (“IBORs”) are currently being reformed as well and, in some instances, may also be discontinued and replaced by, or used alongside, relevant RFRs.

On 5 March 2021, the FCA announced2 the dates by which all LIBOR tenors will cease or become non-representative as follows:

●	All GBP[3], EUR, CHF, JPY[3], 1-week and 2-month USO LIBOR tenors after 31 December 2021; and
●	All remaining USD LIBOR tenors after 30 June 2023.

The International Swaps and Derivatives Association (“ISDA”) has also confirmed that under the IBOR Fallbacks Supplement and the ISDA 2020 IBOR Fallbacks Protocol, the FCA announcement constitutes an index cessation event and fallback spread adjustments have been fixed as at 5 March 2021.

In Singapore, the Singapore Dollar Swap Offer Rate (“SOR”) is an interest rate benchmark that will be affected by the discontinuation of USD LIBOR as it uses USO LIBOR as a constitutive component in its computation.

What are RFRs?

RFRs are overnight interest rates which are regarded by the FCA and other regulators to be more robust than LIBOR and other IBORs. RFRs differ from IBORs in various ways: unlike IBORs for instance, they do not incorporate a bank credit risk premium and term premium. As a result, if an RFR is used in place of an IBOR in a product (for example, by specifying such RFR within the contractual terms of the product as a “fallback” (i.e. the RFR replaces the affected IBOR upon specified events, such as the cessation of the affected IBOR), or by amending the contractual terms of the product to substitute references to the affected IBOR with references to such RFR etc.), this may impact payments under, and/or the value of, the product concerned.

Hedging arrangements (particularly those associated with IBOR referencing liabilities and/or assets) may also be affected. For instance, basis risk could arise if the interest rate benchmarks for such hedging arrangements and their related cash products are not aligned (for example, if they are based on different interest rate benchmarks or transition to RFRs at different times).

1 LIBOR is an interest rate benchmark administered by ICE Benchmark Administration Limited.

2 “Announcements on the end of LIBOR”, https://www.fca.orq.uk/news/press-releases/announcements-end-libor, 5 March 2021.

3 The FCA will consult on extending 1-, 3- and 6-month tenors on a synthetic basis.

4 SIBOR is the Singapore Interbank Offered Rate published by ABS Co.

5 SORA is the Singapore Overnight Rate Average published by the Monetary Authority of Singapore (“MAS”).

a SORA-centred SGD interest rate landscape, the 6-month SIBOR is to be discontinued by March 2022, and the 1- month and 3-month SIBOR benchmarks are to be discontinued by end 2024.

SORA has been published by MAS since 2005 and is a robust benchmark that is underpinned by a deep and liquid overnight interbank funding market. More information on SORA is available at: https://www.mas.qov.sg/monetary-policy/sora. Further information can be found at: https://abs.org.sg/benchmark-rates/sor-to-sora.

You may also refer to the Bank’s website https://www.uobgroup.com/uobgroup/ibor-transition/index.paqe for an overview of the IBOR transition as well as frequently asked questions.

We encourage you to consider the above and also the implications for your business, for example, those relating to operations, systems, cash management processes, accounting treatment, regulatory issues, legacy financial products that do not transition to RFRs, and the potential impact on your future liquidity and hedging transactions and requirements.

Please note that this Notice is for information only, and is not intended to be complete or exhaustive with respect to the subject matter hereof. The Bank is not providing any form of advice or recommendation in this Notice, nor is it assuming any responsibility in rendering any advice or providing any recommendation. If you wish to receive advice on any aspect of LIBOR and/or IBORs and/or RFRs as well as the potential implications to you thereto as the same may affect your products, transactions and trades with the Bank and/or otherwise, you should seek such advice independently from your own professional advisers/experts.